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[LOGO]           LETTERHEAD OF CABOT OIL & GAS CORPORATION


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                    CABOT OIL & GAS TO ACQUIRE CODY COMPANY
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                Doubles Cabot's Gulf Coast Proved Reserve Base


     HOUSTON, June 21, 2001 - Cabot Oil & Gas Corporation (NYSE:COG) today announced that its Board of Directors has unanimously approved a definitive merger agreement to acquire Cody Company, the parent of Cody Energy LLC, for $230 million in cash and Cabot Oil & Gas stock. The Cody Board of Directors and shareholders have also unanimously approved the transaction.

   Cody Company is based in Denver, Colorado, with all of its exploration and production reserves in Texas and Louisiana. In the deal Cabot will acquire:

 .  166 Bcfe of proved reserves which are 58% natural gas and 42% oil.

 .  50 Mmcfe per day of equivalent production with 84% natural gas.

   The transaction is valued at $1.39 per Mcf based on proved gas equivalent reserves, without valuing the probable and possible reserve potential. It will be accounted for as a purchase and is expected to be immediately accretive to cash flow, reserves and production per share. Accretion to earnings is anticipated in 2002.

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CABOT OIL & GAS / 2

   On a pro forma basis, the merger is anticipated to:

 .  Increase total company proved reserves by 16% to 1,185 Bcfe.

 .  Double the Gulf Coast proved reserve base to approximately 300 Bcfe.

 .  Increase the Company's Gulf Coast reserves to 26% of total proved.

 . Increase daily production to 250 Mmcfe per day, up 25%, with the Gulf Coast providing about 50% of total daily volume.

 . Reduce the Company's reserve life from 15.2 years at the end of 2000 to a pro forma 13 years at the end of 2002.

   "We have consistently emphasized our plan to acquire additional reserves in the onshore Gulf Coast area," stated Ray Seegmiller, Chairman and Chief Executive Officer of Cabot Oil & Gas Corporation. "The addition of Cody provides an immediate impact to the Company as evidenced by the pro forma data highlighted above, while also being a catalyst for future balanced growth." Seegmiller added, "Cody gives Cabot's Gulf Coast region a three year inventory of development drilling locations plus undeveloped acreage to complement its current inventory of exploration prospects."

   Under the terms of the definitive agreement executed by both parties, Cody shareholders will receive $168 million in cash and $62 million in stock, or cash and stock, at Cabot's election. The stock value will be determined based on the 15 trading days ending three business days before closing. The cash portion of

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this transaction will be financed under the Company's existing revolving credit facility and potentially under a new private placement of debt.

   "At this time our intent is to issue to the Cody shareholders $62 million in stock," stated Seegmiller. "This would bring our pro forma debt to capital ratio to about 50%, still below the 52.6% where Cabot ended last year."

   Since no shareholder approval is required for Cabot and no additional action is needed by the Cody shareholders, the scheduled closing is expected to be on or before July 31, 2001. However, Cabot, at its option, may extend the closing to no later than August 17, 2001.

   Baker Botts LLP is Cabot's legal advisor. Petrie Parkman serves as financial advisor to Cody and Holme, Roberts & Owen, LLP serves as Cody's legal advisor.

   Listen in live to Cabot Oil & Gas Corporation's discussion of the merger with financial analysts on Thursday, June 21, 2001, at 10:00 AM EDT at www.cabotog.com. A teleconference replay is also available at (800) 633-8284, reservation number 19212696. The audio webcast and acquisition discussion replay will be available from June 21 to June 28, 2001.

   Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's internet homepage at www.cabotog.com.

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                                   * * *
     The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.

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